Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC. ANNOUNCES CLOSING

OF ACQUISITONS IN THE CORE OF THE SCOOP AND HAYNESVILLE PLAYS

OKLAHOMA CITY, Oct. 12, 2020 – PANHANDLE OIL AND GAS INC., “Panhandle,” “PHX” or the “Company,” (NYSE: PHX), today announced that it has closed the previously announced purchase of two mineral and royalty packages in Grady County, Okla., and Panola and Harrison Counties, Texas, from Red Stone Resources, LLC (the “Assets”) for approximately $5.5 million in cash and 153,375 shares of Panhandle common stock (the "Acquisitions"), which are subject to the customary closing adjustments. Panhandle is entitled to the cash flow from production attributable to the Acquisitions beginning on and after June 1, 2020.

Chad L. Stephens, President and CEO, commented "The closing of the Red Stone acquisitions is another important milestone for Panhandle in a challenging market as we continue our transition to a company focused on minerals. As 2020 draws to a close and we start looking toward 2021, I am optimistic about the other opportunities in the market place and look forward to Panhandle continuing to be a consolidator in the mineral space.”

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral company with a strategy to proactively grow its mineral position in our core areas of focus. Panhandle owns approximately 253,000 net mineral acres principally located in Oklahoma, North Dakota, Texas, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on the Company can be found at www.panhandleoilandgas.com.

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1601 NW Expressway, Suite 1100 ☒ Oklahoma City, OK 73118 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-1063